UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                          Brookdale Senior Living Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  112463 10 4
-------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2005
-------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                 |_| Rule 13d-1(b)

                 |_| Rule 13d-1(c)

                 |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                       Page 2 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Brookdale Acquisition LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [ ]
                                                                        (b) |X|
-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                    -----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -9,929,000-
Person With:
                                            -----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                            -----------------------------------
                                             8.      Shared Dispositive Power
                                                     -9,929,000-

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -9,929,000-

-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                        [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     14.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                      Page 3 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Registered Investment Trust

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -9,929,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -9,929,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -9,929,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     14.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------

* Solely in its capacity as the holder of a majority of all issued and outstanding shares of beneficial interest of Fortress Brookdale Acquisition LLC.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                       Page 4 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Investment Fund LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -9,929,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -9,929,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -9,929,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     14.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* Solely in its capacity as the holder of all issued and outstanding shares of beneficial interest of Fortress Registered Investment Trust.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                       Page 5 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Fund MM LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -9,929,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -9,929,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -9,929,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     14.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Fortress Investment Fund
LLC.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                      Page 6 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     FIT-ALT Investor LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -13,228,000-
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -13,228,000-

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -13,228,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     19.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                       Page 7 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Investment Trust II

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -33,228,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -33,228,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -33,228,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     49.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* 13,228,000 shares solely in its capacity as the holder of all issued and outstanding shares of beneficial interest of FIT-ALT Investor LLC.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                       Page 8 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Investment Fund II LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -33,228,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -33,228,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -33,228,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     49.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* Solely in its capacity as the holder of a majority of the issued and outstanding shares of beneficial interest of Fortress Investment Trust II.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                       Page 9 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Fund MM II LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -33,228,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -33,228,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -33,228,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     49.9% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* Solely in its capacity as the managing member of Fortress Investment Fund II LLC.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                      Page 10 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Investment Group LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -43,407,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -43,407,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -43,407,000-

-------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)                                                          [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     65.2% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* 9,929,000 shares solely in its capacity as the managing member of Fortress Fund MM LLC, 33,228,000 shares solely in its capacity as the managing member of Fortress Fund MM II LLC, 125,000 shares solely in its capacity as the managing member of Drawbridge Special Opportunities Advisors LLC, and 125,000 shares solely in its capacity as the managing member of Drawbridge Global Macro Advisors LLC.

-------------------------------------------------------------------------------
CUSIP No. 112463 10 4                                      Page 11 of 15 Pages
-------------------------------------------------------------------------------
1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only)
     Fortress Investment Holdings LLC

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                        (a) [ ]
                                                                        (b) |X|

-------------------------------------------------------------------------------
3.   SEC USE ONLY

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     Delaware

-------------------------------------------------------------------------------
Number of                                    5.      Sole Voting Power
Shares                                               -0-
Beneficially
Owned by                                     ----------------------------------
Each                                         6.      Shared Voting Power
Reporting                                            -43,407,000-*
Person With:
                                             ----------------------------------
                                             7.      Sole Dispositive Power
                                                     -0-

                                             ----------------------------------
                                             8.      Shared Dispositive Power
                                                     -43,407,000-*

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     -43,407,000-

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)
                                                                            [ ]

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     65.2% (based on 66,560,800 shares of common stock outstanding as of November 28, 2005)

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     OO

-------------------------------------------------------------------------------
* Solely in its capacity as the sole member of Fortress Investment Group LLC.

Item 1.

     (a)  Name of Issuer:

     Brookdale Senior Living Inc. (the "Issuer")

     (b)  Address of Issuer's Principal Executive Offices:

     330 North Wabash
     Suite 1400
     Chicago, Illinois 60611

Item 2.

     (a)  Name of Person Filing:

          This schedule is being jointly filed by Fortress Brookdale Acquisition LLC ("FBA"), Fortress Registered Investment Trust ("FRIT"), Fortress Investment Fund LLC ("FIF"), Fortress Fund MM LLC ("Fund MM"), FIT-ALT Investor LLC ("FIT-ALT"), Fortress Investment Trust II ("FIT II"), Fortress Investment Fund II LLC ("FIF II"), Fortress Fund MM II LLC ("Fund MM II"), Fortress Investment Group LLC ("FIG") and Fortress Investment Holdings LLC ("FIH"), pursuant to a joint filing agreement attached hereto as Exhibit 1. FBA, FRIT, FIF, Fund MM, FIT-ALT, FIT II, FIF II, Fund MM II, FIGA, FIG and FIH are collectively referred to herein as the "Reporting Persons."

     (b)  Address of Principal Business Office, or if none, Residence:

          The address of the business office of each of the Reporting Persons is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

     (c)  Citizenship:

          Each of FBA, FIF, Fund MM, FIT-ALT, FIF II, Fund MM II, FIG and FIH are Delaware limited liability companies. Each of FRIT and FIT II are Delaware business trusts.

     (d)  Title of Class of Securities:

          Common Stock, par value $0.01 per share (the "Common Stock")

     (e)  CUSIP Number:

          112463 10 4

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

          (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

          The percentages used in this Item 4 are calculated based upon 66,560,800 shares of Common Stock issued and outstanding as of November 28, 2005 as reported in the Issuer's final prospectus, filed pursuant to Rule 424(b)(1), dated November 21, 2005, and including the 1,660,800 shares of Common Stock issued pursuant to the option granted by the Issuer to the underwriters to purchase additional shares to cover over-allotments.

          A. Fortress Brookdale Acquisition LLC
               (a)  Amount beneficially owned: -9,929,000-
               (b)  Percent of class: 14.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -9,929,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -9,929,000-

          B. Fortress Registered Investment Trust
               (a)  Amount beneficially owned: -9,929,000-
               (b)  Percent of class: 14.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -9,929,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -9,929,000-

          C. Fortress Investment Fund LLC
               (a)  Amount beneficially owned: -9,929,000-
               (b)  Percent of class: 14.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -9,929,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -9,929,000-

          D. Fortress Fund MM LLC
               (a)  Amount beneficially owned: -9,929,000-
               (b)  Percent of class: 14.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -9,929,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -9,929,000-

          E. FIT-ALT Investor LLC
               (a)  Amount beneficially owned: -13,228,000-
               (b)  Percent of class: 19.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -13,228,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -13,228,000-

          F. Fortress Investment Trust II
               (a)  Amount beneficially owned: -33,228,000-
               (b)  Percent of class: 49.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -33,228,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -33,228,000-

          G. Fortress Investment Fund II LLC
               (a)  Amount beneficially owned: -33,228,000-
               (b)  Percent of class: 49.9%
               (c)  (i)   Sole power to vote or direct the vote: -33,228,000-
                    (ii)  Shared power to vote or direct the vote: -0-
                    (iii) Sole power to dispose or direct the disposition:
                          -33,228,000-
                    (iv)  Shared power to dispose or direct the disposition: -0-

          H. Fortress Fund MM II LLC
               (a)  Amount beneficially owned: -33,228,000-
               (b)  Percent of class: 49.9%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -33,228,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -33,228,000-

          I. Fortress Investment Group LLC
               (a)  Amount beneficially owned: -43,407,000-
               (b)  Percent of class: 65.2%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -43,407,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -43,407,000-

          J. Fortress Investment Holdings LLC
               (a)  Amount beneficially owned: -43,407,000-
               (b)  Percent of class: 65.2%
               (c)  (i)   Sole power to vote or direct the vote: -0-
                    (ii)  Shared power to vote or direct the vote: -43,407,000-
                    (iii) Sole power to dispose or direct the disposition: -0-
                    (iv)  Shared power to dispose or direct the disposition:
                          -43,407,000-

Item 5.  Ownership of Five Percent or Less of a Class.

         Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         In connection with the closing of the initial public offering of the Issuer, FBA, FIT II and FIT-ALT entered into a Stockholders Agreement with Health Partners, dated as of November 28, 2005 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, each of FBA, FIT II, FIT-ALT and their respective affiliates and permitted transferees (collectively, the "Fortress Stockholders") and Health Partners and its affiliates and permitted transferees (collectively, the "HP Stockholders") has agreed to vote or cause to be voted all of the Common Stock beneficially owned by each and to take all other reasonably necessary action so as to elect to the Issuer's board of directors the following:

     o so long as the Fortress Stockholders beneficially own (i) more than 50% of the voting power of the Issuer, four directors designated by FIG Advisors LLC ("FIGA"), or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of the Issuer, three directors designated by FIGA; (iii) between 10% and 25% of the voting power of the Issuer, two directors designated by FIGA; and
          (iv) between 5% and 10% of the voting power of the Issuer, one director designated by FIGA; and
     o so long as the HP Stockholders beneficially own more than 5% of the voting power of the Company, one director designated by Health Partners.

         The Reporting Persons disclaim membership of a "group" with Health Partners and disclaim beneficial ownership of the shares of Common Stock beneficially owned by Health Partners. As of November 28, 2005, Health Partners beneficially owned 7,844,625 shares of Common Stock.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Not applicable.

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2006

                                      FORTRESS BROOKDALE ACQUISITION LLC


                                      By:  Fortress Registered Investment Trust,
                                           a Delaware business trust, as
                                           Managing Member


                                      By: /s/ Randal A. Nardone
                                         -------------------------------------
                                         Randal A. Nardone
                                         its Chief Operating Officer and
                                         Secretary


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2006

                                       FORTRESS REGISTERED INVESTMENT TRUST


                                       By: /s/ Randal A. Nardone
                                          ------------------------------------
                                          Randal A. Nardone
                                          as Chief Operating Officer and
                                          Secretary


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 8, 2006

                                      FORTRESS INVESTMENT FUND LLC


                                      By:  Fortress Fund MM LLC, a Delaware
                                           limited liability company, as
                                           Managing Member


                                      By: /s/ Randal A. Nardone
                                         -------------------------------------
                                         Randal A. Nardone
                                         its Chief Operating Officer and
                                         Secretary

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FORTRESS FUND MM LLC


                                      By: /s/ Randal A. Nardone
                                         -------------------------------------
                                         Randal A. Nardone
                                         as Chief Operating Officer and
                                         Secretary


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FIT-ALT INVESTOR LLC


                                      By: /s/ Randal A. Nardone
                                         -----------------------------------
                                         Randal A. Nardone
                                         as Chief Operating Officer and
                                         Secretary


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FORTRESS INVESTMENT TRUST II


                                      By: /s/ Randal A. Nardone
                                         -----------------------------------
                                         Randal A. Nardone
                                         as Chief Operating Officer and
                                         Secretary

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FORTRESS INVESTMENT FUND II LLC

                                      By:    Fortress Fund MM II LLC, as
                                             Managing Member


                                      By: /s/ Randal A. Nardone
                                         ------------------------------------
                                         Randal A. Nardone
                                         its Chief Operating Officer and
                                         Secretary


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FORTRESS FUND MM II LLC


                                      By: /s/ Randal A. Nardone
                                         ------------------------------------
                                         Randal A. Nardone
                                         as Chief Operating Officer and
                                         Secretary


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FORTRESS INVESTMENT GROUP LLC


                                      By: /s/ Randal A. Nardone
                                         -----------------------------------
                                         Randal A. Nardone
                                         as Chief Operating Officer

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 8, 2006

                                      FORTRESS INVESTMENT HOLDINGS LLC


                                      By: /s/ Randal A. Nardone
                                         ------------------------------------
                                          Randal A. Nardone
                                          as Manager

                                 EXHIBIT INDEX

Exhibit Number           Exhibit
--------------           -------------------------------------------------------

1 Joint Filing Agreement dated February 8, 2006, by and between Fortress Brookdale Acquisition LLC, Fortress Registered Investment Trust, Fortress Investment Fund LLC, Fortress Fund MM LLC, FIT-ALT Investor LLC, Fortress Investment Trust II, Fortress Investment Fund II LLC, Fortress Fund MM II LLC, Fortress Investment Group LLC and Fortress Investment Holdings LLC